UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM 12b-25

          NOTIFICATION OF LATE FILING SEC FILE NUMBER: 000-17058

                           CUSIP NUMBER: 718 933 104

[X]Form 10-K [ ]Form 20-F [ ] Form 11-K [ ] Form 10-Q and 10-QSB
[ ]Form N-SAR

For Period Ended: May 31, 2002
                 --------------
[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q and 10-QSB
[ ] Transition Report on Form N-SAR
For the Transition Period Ended: ____________________


Read Attached Instruction Sheet Before Preparing Form. Please Print or Type. Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


                        PART I - REGISTRANT INFORMATION
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Full Name of Registrant

PHOENIX INTERNATIONAL INDUSTRIES, INC.
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Former Name if Applicable

N/A

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Address of Principal Office (Street and Number)

1750 Osceola Drive

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City, State and Zip Code

West Palm Beach, Florida 33409

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                       PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[ ] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense. [X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
[ ] (c) The accountant's statement or other exhibit required by Rule
        12b-25(c) has been attached if applicable.


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                            PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

Due to our change in accountants, management is awaiting review of the Company's financial statements from the Company's new accountants in order to complete its Form 10KSB for the fiscal year ended May 31, 2002. It is anticipated that the review of the financial statements will be completed in time for Management to complete preparation and filing of the Form 10-KSB for the fiscal year ended May 31, 2002 within the time allowed by this extension.


                          PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

        Gerard Haryman          (561)            688-0440
        --------------       -----------    ------------------
             (Name)          (Area Code)    (Telephone Number)

(2) Have all other period reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such short period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

[X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected in the earnings statement to be included in the subject report or portion thereof?

[ ] Yes [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

The Registrant, PHOENIX INTERNATIONAL INDUSTRIES, INC., has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


                               PHOENIX INTERNATIONAL INDUSTRIES, INC.



Date: August 28, 2002          By:______/s/Gerard Haryman_________
                                  Gerard Haryman, President


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